Exhibit 99.1


August 4, 2006



FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM

Peoples Community Bancorp, Inc. Reports Net Earnings For The
Three and Nine Month Periods Ended June 30, 2006

West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq:
PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended June 30, 2006 of $1.0 million, or $.23 diluted earnings per share compared to $710,000, or $.18 diluted earnings per share, for the three months ended June 30, 2005. For the nine months ended June 30, 2006, the Company reported net earnings of $2.3 million, or $.51 diluted earnings per share compared to $2.2 million, or $.57 diluted earnings per share for the same period in 2005. The decrease in diluted earnings per share was primarily due to the increase in average shares outstanding, as a result of a private stock offering completed in August, 2005 and shares issued in June, 2006 in conjunction with the acquisition of Mercantile Financial Corporation and Mercantile Savings Bank.

Net earnings for the three-month period ended June 30, 2006 increased by $321,000, or 45.2%, compared to the same period in 2005. The increase was primarily due to a $2.2 million, or 40.4%, increase in net interest income and a $365,000, or 111.3%, increase in other income, partially offset by an increase of $1.6 million, or 41.1%, in general, administrative and other expense, an increase in provision for losses on loans of $600,000, or 66.7%, and a $83,000, or 22.7% increase in provision for federal income taxes.

Net earnings for the nine-month period ended June 30, 2006 increased $34,000, or 1.5%, compared to the same period in 2005. An increase of $5.4 million, or 33.8%, in net interest income and a $219,000, or 19.1% decrease in provision for federal income taxes, was partially offset by a $3.6 million, or 30.8%, increase in general, administrative and other expense, a decrease of $1.1 million in other income, and a $900,000, or 33.3%, increase in provision for losses on loans for the nine-month period ending June 30, 2006 compared to the same period in 2005.

The increase in net interest income during both fiscal 2006 periods was due to increases in both the average balance of interest-earning assets and the weighted average yield on these assets. The decrease in other income for the nine-month period was primarily due to the $1.4 million in securities losses, along with the absence of the $724,000 gain on sale of securities recorded in the nine-month period ended June 30, 2005. The securities losses were incurred in connection with initiatives undertaken to better position the Bank for the current and expected interest rate environments. The increase in total general, administrative and other expense during both fiscal 2006 periods was primarily due to costs associated with the continued expansion of the Bank's infrastructure, and increased operating expenses associated with the acquisitions of American State Corporation in June 2005, PFS Bancorp in December 2005, and Mercantile Financial Corporation in June 2006. Since June 30, 2005, the Bank has grown from 16 offices, 158 employees, and $582.4 million in deposits to 20 offices, 204 employees, and $792.9 million in deposits as of June 30, 2006.

The provision for loan losses increased $600,000 and $900,000 for the three and nine-month periods ended June 30, 2006, respectively. The Company has increased its provision during the last six months due to higher levels of classified and delinquent loans. The Company has continued its efforts to aggressively pursue the collection and resolution of all delinquent loans in order to reduce its exposure to credit risk. During the nine-month period ended June 30, 2006, the Bank sold approximately $7.7 million in classified and non-performing loans and recorded a $4.0 million charge to the allowance for loan loss related to such sales. At June 30, 2006, classified assets and nonperforming loans amounted to $38.9 million and $13.0 million, respectively, compared to $33.4 million and $20.7 million, respectively, at September 30, 2005. In addition, at June 30, 2006, the allowance for loan loss amounted to $9.5 million or 73.0% of total nonperforming loans and 1.1% of total loans net of undisbursed loans in process compared to $13.7 million at September 30, 2005 or 66.3% of total nonperforming loans and 1.9% of total loans net of undisbursed loans in process.


In light of the increasing interest rate environment, during the first quarter of fiscal 2006, the Company sold certain investment securities in order to (i) restructure a portion of its securities portfolio, (ii) repay higher rate short-term advances and (iii) manage balance sheet growth. To implement this restructuring, the Company sold $108.9 million of investment securities, of which $108.4 million consisted of adjustable-rate mortgage-backed securities with a weighted average interest yield of 3.16%. The Company used a significant portion of such proceeds to repay $100.0 million of short-term advances with a weighted average rate of 4.27%. This restructuring was also undertaken to manage the Company's growth in light of the acquisition of PFS Bancorp in December 2005. Although the restructuring adversely impacted the Company's earnings for the nine-month period ended June 30, 2006, management believes such actions will continue to improve the Company's net interest margin and net interest income in future periods.

At June 30, 2006, the Company's assets totaled $1.1 billion, an increase of $89.1 million, or 8.8%, compared to total assets at September 30, 2005. The increase in assets is primarily due to the merger completed in December 2005 with PFS Bancorp, Inc. and its subsidiary, Peoples Federal Savings Bank, the merger with Mercantile Financial Corporation and its subsidiary, Mercantile Savings Bank in June 2006, along with an increase of $3.3 million in loans receivable, which was substantially offset by a decrease of $140.5 million in investment securities due to repayments and the sale of securities, as mentioned above. Goodwill and other intangible assets of approximately $13.7 million were recorded in the acquisition of PFS Bancorp in Southeast Indiana, which included $122.6 million in loans receivable, $1.0 million in fixed assets, and $88.7 million in deposits. Goodwill and other intangible assets of approximately $6.1 million were recorded in the acquisition of Mercantile Financial Corporation, which included $38.0 million in loans receivable and $48.7 million in deposits.

Shareholders' equity totaled $94.7 million, or 8.6% of total assets, at June 30, 2006, an increase of $8.0 million, or 9.2% compared to the September 30, 2005 level. The increase resulted primarily from $7.6 million in stock issued for the acquisition of Mercantile Financial Corporation, net earnings of $2.3 million, the amortization effects of stock benefit plans totaling $502,000, and proceeds of $48,000 from the exercise of stock options, partially offset by dividends paid of $2.1 million during the nine-month period and a $410,000 change, net of taxes, in unrealized losses on available for sale securities.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 115 year old federally chartered savings bank with 20 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.



                        # # # # # #

                             Peoples Community Bancorp, Inc.
                CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                    (In thousands)

     ASSETS                                         June 30,      September 30,
                                                        2006               2005
                                                 (unaudited)

Cash and cash equivalents                         $   37,945        $   17,061
Investment securities                                 66,884           207,366
Loans receivable                                     890,081           704,714
Fixed assets                                          26,462            23,967
Goodwill and other intangibles                        30,732            11,771
Other assets                                          43,627            41,775
                                                   _________         _________

     Total assets                                 $1,095,731        $1,006,654
                                                   =========         =========
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                          $  792,891        $  612,199
Borrowings                                           202,942           301,920
Other liabilities                                      5,241             5,835
                                                   _________         _________
     Total liabilities                             1,001,074           919,954

Shareholders' equity                                  94,657            86,700
                                                   _________         _________

     Total liabilities and shareholders' equity   $1,095,731        $1,006,654
                                                   =========         =========


                            Peoples Community Bancorp, Inc.
                     CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                          (In thousands, except per share data)


                                         Nine Months Ended   Three Months Ended
                                              June 30,            June 30,
                                          2006       2005       2006      2005
                                            (Unaudited)          (Unaudited)

Total interest income                 $ 47,083   $ 34,273   $ 16,726   $12,163

Total interest expense                  25,700     18,289      9,045     6,691
                                        ______     ______     ______    ______

     Net interest income before
     provision for losses on loans      21,383     15,984      7,681     5,472
Provision for losses on loans            3,600      2,700      1,500       900
                                        ______     ______     ______    ______

     Net interest income after
     provision for losses on loans      17,783     13,284      6,181     4,572
Other income                               512      1,638        693       328

General, administrative and other
 expense                                15,096     11,538      5,394     3,824
                                        ______     ______     ______    ______

     Earnings before income taxes        3,199      3,384      1,480     1,076

Federal income taxes                       926      1,145        449       366
                                        ______     ______     ______     _____

     NET EARNINGS                      $ 2,273    $ 2,239    $ 1,031    $  710
                                        ======     ======     ======     =====
     EARNINGS PER SHARE

       Basic                           $  0.52    $  0.58    $  0.23    $ 0.19
                                        ======     ======     ======     =====

       Diluted                         $  0.51    $  0.57    $  0.23    $ 0.18
                                        ======     ======     ======     =====